Exhibit 5.1

Belden Inc.

1 North Brentwood Boulevard

St. Louis, Missouri 63105

May 31, 2016

Belden Inc.

1 North Brentwood Boulevard

St. Louis, Missouri 63105

Re:	Belden Inc. Registration Statement on Form S-3ASR

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3ASR (the “Registration Statement”) filed by Belden Inc., a Delaware corporation (the “Company”), on or about the date hereof, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering with the Commission the following securities that may be issued by the Company (the “Securities”) from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act:

1.	Senior debt securities, in one more series, of the Company (the “Senior Debt Securities”);

2.	Subordinated debt securities, in one or more series, of the Company (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”);

3.	Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), including the associated junior participating preferred stock Series A purchase rights (the “Purchase Rights”);

4.	Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock” and, together with the Common Stock, the “Company Stock”);

5.	Depositary shares of the Company representing fractional shares or multiple shares of Preferred Stock (the “Depositary Shares”);

6.	Purchase contracts obligating the holders to purchase from the Company a specified amount of other Securities (the “Purchase Contracts”);

7.	Units of the Company comprised of two or more of the Securities, in any combination, which may or may not be separable from one another (the “Units”); and

8.	Warrants of the Company to purchase other Securities (the “Warrants”).

Belden Inc.

May 31, 2016

The Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.

The Senior Debt Securities are to be issued pursuant to a Senior Debt Indenture between the Company and a trustee to be named in such Indenture, a form of which is being filed as Exhibit 4.1 to the Registration Statement (the “Senior Indenture”). The Subordinated Debt Securities are to be issued pursuant to a Subordinated Debt Indenture between the Company and a trustee to be named in such Indenture, a form of which is being filed as Exhibit 4.2 to the Registration Statement (the “Subordinated Indenture” and together with the Senior Indenture, the “Indentures”). The terms of the Purchase Rights are set forth in the Rights Agreement between Belden Inc. and American Stock Transfer & Trust (the “Rights Agent”) (as amended, the “Rights Agreement”). Each series of Preferred Stock is to be issued under the Charter Documents (defined below) and a certificate of designation (the “Certificate of Designation”) to be filed with the Secretary of State of the State of Delaware. The Depositary Shares are to be evidenced by Depositary Receipts to be issued pursuant to one or more deposit agreements between the Company and a bank or trust company, as depositary (the “Deposit Agreements”). The Purchase Contracts are to be issued under one or more stock purchase contracts or agreements between the Company and an agent or other party therein (the “Purchase Contract Agreements”). The Units are to be issued pursuant to one or more unit agreements between the Company and a unit agent or other party therein (the “Unit Agreements”). The Warrants are to be issued pursuant to one or more warrant agreements between the Company and a warrant agent (the “Warrant Agreements”).

As counsel to the Company, I am generally familiar with its legal affairs. In addition, for purposes of the opinions I express below, I have examined the originals or copies, certified or otherwise identified, of (i) the certificate of incorporation and bylaws of the Company, each as amended and/or restated to date (the “Charter Documents”); (ii) the Registration Statement and all exhibits thereto, (iii) the specimen Common Stock certificate of the Company, and (iv) certain corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as I considered appropriate for purposes of the opinions hereafter expressed.

In connection with rendering the opinions set forth below, I have assumed that (i) all information contained in all documents reviewed is true and correct, (ii) all signatures on all documents examined are genuine and provided by natural persons with legal capacity and authority to execute such documents, (iii) all documents submitted as originals are authentic and all documents submitted as copies conform to the originals of those documents, (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and will not have been terminated or rescinded, (v) a Prospectus Supplement will have been prepared and filed with the Commission describing any Securities that are offered, (vi) all Securities will be issued and/or

Belden Inc.

May 31, 2016

sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the applicable Prospectus Supplement or term sheet, (vii) each of the Securities, and the instruments pursuant to which they are duly authorized and established, will have been specifically authorized for issuance by the board of directors of the Company (the “Board”) or an authorized committee thereof (the “Company Authorizing Resolutions”), (viii) the terms of each of the Securities and of their respective issuance and sale will have been duly authorized and established in conformity with the applicable Charter Documents, Indenture, Certificate of Designation, Rights Agreement, Warrant Agreement, Deposit Agreement, Purchase Contract Agreement or Unit Agreement, as the case may be, (ix) each of the Securities will have been duly executed and countersigned, (x) the Board will have determined that the consideration to be received for any Company Stock to be issued is adequate, (xi) the Company will have received the consideration provided for in the Company Authorizing Resolutions and any applicable purchase, underwriting or similar agreement and as contemplated by any applicable Prospectus Supplement, (xii) the applicable Indenture, Warrant Agreement, Deposit Agreement, Purchase Contract Agreement and Unit Agreement will be duly authorized, executed and delivered by the parties thereto, (xiii) each person signing the Indenture, Certificate of Designation, Warrant Agreement, Deposit Agreement, Purchase Contract Agreement and Unit Agreement, as applicable, will have the legal capacity and authority to do so, (xiv) with respect to the Company Stock offered, there will be sufficient shares of Common Stock or Preferred Stock authorized under the Charter Documents and not otherwise reserved for issuance, (xv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered thereby will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, and (xvi) any Securities issuable upon conversion, exchange, redemption or exercise of any Securities being offered will have been duly and validly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise.

I have also assumed that (i) the Company will continue to be validly existing and in good standing under the laws of Delaware, and will have all requisite power and authority to enable it to execute, deliver and perform its obligations under the Securities and the related documents, (ii) the Securities will be established so as not to, and such execution, delivery and performance thereof (including the documents establishing them) will not, violate, conflict with or constitute a default under any applicable laws, rules or regulations to which the Company is subject, (iii) such execution, delivery and performance do not and will not constitute a breach, conflict, default or violation of (a) the Company’s Charter Documents, or any agreement or other instrument to which the Company or its properties are subject, (b) any judicial or regulatory order or decree of any governmental authority or (c) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority, (iv) the Debt Securities will not bear interest at a rate that is usurious under the laws of the jurisdiction governing the creation thereof and will not provide for the compounding of interest if prohibited by applicable law and (v) the choice of law in each of the agreements is legal, valid, binding and enforceable under the laws of all applicable jurisdictions.

Belden Inc.

May 31, 2016

I am, in this opinion, opining only on the Delaware General Corporation Act (including the relevant statutory provisions and the reported judicial decisions interpreting these laws), the laws of the state of New York and the federal law of the United States. I am not opining on “blue sky” or other state securities laws. Each of the indentures are governed by the laws of the state of New York, and in rendering my opinion as to the Debt Securities, I have relied upon the opinion of Troutman Sanders LLP with respect to matters of New York law.

The opinions herein below are subject to, and qualified and limited by the effects of: (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship and similar laws, and limitations imposed under judicial decisions related to or affecting creditors’ rights and remedies generally, (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and principles limiting the availability of the remedy of specific performance, (iii) concepts of good faith, fair dealing and reasonableness, and (iv) the possible unenforceability under certain circumstances of provisions providing for indemnification or contribution that is contrary to public policy. I also express no opinion concerning the enforceability of the waiver of rights or defenses contained in the documents establishing the Securities.

Based upon and subject to the foregoing, I am of the opinion that:

1. The Debt Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. With respect to shares of Common Stock, when certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered or, if uncertificated, valid book-entry notations have been made in the share register of the Company, in each case in accordance with the provisions of the Charter Documents, the shares of Common Stock will be validly issued, fully paid and non-assessable.

3. With respect to the Purchase Rights associated with each share of Common Stock, when such associated Common Stock has been duly issued as set forth in paragraph 2 above and such Purchase Rights have been duly issued in accordance with the terms of the applicable Rights Agreement, the Purchase Rights will constitute valid and legally binding obligations of the Company.

4. With respect to shares of Preferred Stock, when (i) the Certificate of Designation has been filed with the Secretary of State of the State of Delaware, and (ii) certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations have been made in the share register of the Company, in each case in accordance with the provisions of the Charter Documents, the shares of Preferred Stock will be validly issued, fully paid and non-assessable.

Belden Inc.

May 31, 2016

5. The Depositary Shares will entitle the holders thereof to the rights specified in the applicable Deposit Agreement and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

6. The Purchase Contracts will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

7. The Units will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

8. The Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

In rendering the opinion in paragraph 3 above, I have also assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement and in connection with making subsequent decisions with respect thereto. Such opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Purchase Rights in the future based on the facts and circumstances then existing. Such opinion addresses corporate procedures in connection with the issuance of the Purchase Rights associated with the Common Stock, and not any particular provision of the Purchase Rights or the Rights Agreement. I note that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

This opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

Please note that I am opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and, following the effective date of the Registration Statement, I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Belden Inc.

May 31, 2016

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of my name therein and in the related prospectus and any Prospectus Supplement under the caption “Legal Matters.” In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, /s/ Brian E. Anderson